Exhibit 10.2

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE PAYOR THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

PROMISSORY NOTE

$600,000.00    December 6, 2016
Thornton, Colorado

For value received, Ascent Solar Technologies, Inc., a Delaware corporation (“Payor”), promises to pay to Tertius Financial Group Pte. Ltd. or its assigns (“Holder”) the principal sum of Six Hundred Thousand Dollars ($600,000.00) with interest on the outstanding principal amount at the rate of six percent (6%) per annum. Interest shall commence with the date hereof, shall accrue and compound quarterly and shall continue to accrue on the outstanding principal until paid in full. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. The principal and accrued interest on this note (the “Note”) shall be due and payable on December 31, 2017 (the “Maturity Date”). The Maturity Date of the Note may be extended with the written consent of Holder.
1.All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders. All payments shall be applied first to accrued expenses due under this Note, next to interest and thereafter to principal.
2.    The entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date. On the Maturity Date, Payor shall pay the Holder the outstanding principal balance, plus an amount equal to all accrued interest.
3.    Promptly upon the occurrence thereof, Payor shall furnish to Holder written notice of the occurrence of any Event of Default (as defined below) hereunder.
4.    If action is instituted to collect this Note, the Payor promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action.
5.    Payor may prepay this Note prior to the Maturity Date.
6.    If there shall be any Event of Default hereunder, at the option of, and upon the declaration of the Holder of this Note and upon written notice to the Payor (which election and notice shall not be required in the case of an Event of Default under Section 6(e) or 6(f)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

US.109250147.02

(a)    Payor fails to pay timely any of the principal amount due under any of the Notes on the date the same becomes due and payable or any accrued interest or other amounts due under any of the Notes on the date the same becomes due and payable;
(b)    Payor shall default in its performance of any agreement, term, covenant or condition under this Note;
(c)    Any representation, warranty, or other statement made or furnished by or on behalf of the Payor to Holder in writing in connection with this Note shall be false, incorrect, incomplete or misleading in any material respect when made or furnished;
(d)    The Payor shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness for money borrowed to be paid by Payor and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any bond, debenture, note or other evidence of indebtedness for borrowed money, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause, indebtedness in an aggregate amount of $1,000,000 or more to become due prior to its stated date of maturity;
(e)    Payor (i) files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect; (ii) makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (iii) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (iv) is unable, or admits in writing its inability, to pay its debts generally as they mature, (v) is dissolved or liquidated; (vi) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or (vii) takes any action for the purpose of effecting any of the foregoing;
(f)    An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within thirty (30) days under any bankruptcy statute now or hereafter in effect) or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor; or
(g)    A final judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Payor and the same shall remain undischarged for a period of 10 days during which execution shall not be effectively stayed.
7.    Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Section 6(e) or 6(f)) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Payor, declare all outstanding obligations payable by the Payor hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Section 6(e) or 6(f), immediately and without notice, all outstanding obligations payable by the Payor hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy otherwise permitted to it by law, either by suit in equity or by action at law, or both.

8.    The Payor hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.
9.    This Note shall be governed by and construed under the laws of the State of Colorado, as applied to agreements among Colorado residents, made and to be performed entirely within the State of Colorado, without giving effect to conflicts of laws principles.
10.    Any term of this Note may be amended or waived with the written consent of Payor and Holder.
11.    Payor and Holder agree that this Note is being issued, in part, in replacement of that certain prior note between Payor and Holder dated August 29, 2016 with an aggregate principal amount of $330,000. Such prior note is hereby cancelled.
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IN WITNESS WHEREOF, Payor and Holder have caused this Note to be executed as of the date first written above.

PAYOR:

ASCENT SOLAR TECHNOLOGIES, INC.

By:    /s/ Victor Lee
Name: Victor Lee
Title: Chief Executive Officer

HOLDER:

TERTIUS FINANCIAL GROUP PTE. LTD.

By:    /s/ Victor Lee
Name: Victor Lee
Title: Managing Director

SIGNATURE PAGE TO PROMISSORY NOTE